                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12
                 Reinsurance Group of America, Incorporated
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                   [RGA LOGO]

                        NOTICE OF THE ANNUAL MEETING OF
                              THE SHAREHOLDERS OF
                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                             St. Louis, Missouri
                                                                   April 6, 2001

TO THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

     The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri on May 23, 2001, commencing at 2:00 p.m., at which meeting only holders of record of the Company's Common Stock at the close of business on March 30, 2001 will be entitled to vote, for the following purposes:

     1. to elect three directors;

     2. to authorize the sale of certain types of securities from time to time to MetLife, Inc., a significant shareholder of the Company, or its affiliates; and

     3. to transact such other and further business, if any, as properly may be brought before the meeting.

                                            REINSURANCE GROUP OF AMERICA,
                                            INCORPORATED

                                            By


              [SIGNATURE OF SECRETARY]                                [SIGNATURE OF CHAIRMAN]
                      Secretary                                        Chairman of the Board

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                   [RGA LOGO]

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
        1370 TIMBERLAKE MANOR PARKWAY, CHESTERFIELD, MISSOURI 63017-6039

                                PROXY STATEMENT

                                    FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                            TO BE HELD MAY 23, 2001
                    MARRIOTT WEST HOTEL, ST. LOUIS, MISSOURI

     This proxy statement is furnished to the holders of Common Stock of Reinsurance Group of America, Incorporated (the "Company" or "RGA") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 23, 2001, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about April 6, 2001.

     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on March 30, 2001 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, approximately 49,375,609 shares of Common Stock were outstanding and entitled to be voted at such meeting, with approximately 116 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of the Company.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The first item to be acted upon at the Annual Meeting is the election of three directors of the Company for terms expiring at the Annual Meeting in 2004, or until their respective successors have been elected and have qualified.

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the directors has served in his or her principal occupation for the last five fiscal years, unless otherwise indicated. One of the Company's directors, Judy E. Weiss, resigned October 26, 2000. The Board named Mary Ann Brown to fill the vacancy created by the resignation of Ms. Weiss, to complete the term of office ending in 2003. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. All of the nominees are currently directors of the Company. All of the nominees for director have agreed to serve if elected. The Company recommends a vote FOR the three nominees for election to the Board.

                                                              SERVED AS
                                                              DIRECTOR
                                                                SINCE
                                                              ---------
TO BE ELECTED AS DIRECTORS FOR TERMS ENDING 2004:
WILLIAM A. PECK, M.D., 67                                       1993
     Executive Vice Chancellor for Medical Affairs and Dean
     of the School of Medicine of Washington University
     since 1989. From 1976 to 1989, he was Physician in
     Chief of The Jewish Hospital of St. Louis. He also
     serves as a director of Allied Health Care Products,
     Inc., Angelica Corporation, Hologic, Inc., and
     TIAA-CREF Trust
WILLIAM P. STIRITZ, 66                                          1993
     Chairman, President and Chief Executive Officer of
     Agribrands International, Inc., since the company was
     spun-off from Ralston Purina Company ("Ralston") on
     April 1, 1998. He was CEO and President of Ralston from
     1982 until 1997, and held various other positions with
     Ralston since 1963. He is Chairman of the Board of
     Ralston, Ralcorp Holdings, Inc. and Energizer Holdings,
     Inc., and also serves as a director of Ball
     Corporation, GenAmerica Financial Corporation
     ("GenAmerica"), General American Life Insurance Company
     ("General American"), The May Department Stores
     Company, and Vail Resorts, Inc.
A. GREIG WOODRING, 49                                           1993
     President and Chief Executive Officer of the Company.
     As President and CEO of the Company, Mr. Woodring is
     also an executive officer of General American. He
     headed General American's reinsurance business from
     1986 until the Company's formation in December, 1992.
     He also serves as a director and officer of a number of
     subsidiaries of the Company and General American

                                                              SERVED AS
                                                              DIRECTOR
                                                                SINCE
                                                              ---------
TO CONTINUE IN OFFICE UNTIL 2003:
MARY ANN BROWN, 49                                              2001
     President, New England Products & Services. She serves
     as head of Individual Business Product Management for
     Metropolitan Life Insurance Company ("MLIC") and a
     number of its subsidiaries, and also serves as an
     officer and director of various subsidiaries of MLIC.
     From 1996 until 1998, she served as Director, Worldwide
     Life Reinsurance, Swiss Re New Markets, Swiss
     Reinsurance Company. She was a Principal at
     Tillinghast/Towers Perrin from 1987 until 1996, and
     served as a Consultant with that organization from 1983
     until becoming a Principal in 1987. She also serves as
     a director of New England Zenith Fund, a registered
     investment company, and Exeter Reassurance Company,
     Ltd.
STUART I. GREENBAUM, 64                                         1997
     Dean of the John M. Olin School of Business at
     Washington University since July 1995. Prior to his
     current position, he spent 20 years at the Kellogg
     Graduate School of Management at Northwestern
     University where he was Director of the Banking
     Research Center and Norman Strunk Distinguished
     Professor of Financial Institutions. Mr. Greenbaum has
     served on the Federal Savings and Loan Advisory Council
     and the Illinois Task Force on Financial Services, and
     has been a consultant for the American Bankers
     Association, the Bank Administration Institute, the
     Comptroller of the Currency, the Federal Reserve
     System, and the Federal Home Loan Bank System, among
     others. He is also a director of Stifel Financial
     Corp., First Oak Brook Bancshares, Inc., St. Louis
     Children's Hospital and Noble International, Ltd.
RICHARD A. LIDDY, 65                                            1993
     Chairman of the Board of the Company. He also serves as
     Chairman of GenAmerica and General American. In
     September 2000, Mr. Liddy retired as President and
     Chief Executive Officer of GenAmerica and General
     American. He also serves as a director of Ameren
     Corporation, Brown Shoe Company, Energizer Holdings,
     Inc., and Ralston Purina Company
TERRENCE I. LENNON, 62                                          2000
     Executive Vice President, Government Relations,
     Compliance and Public Relations-Metropolitan Life
     Insurance Company ("MLIC") since January, 1998. Prior
     to his current position, Mr. Lennon was Senior Vice
     President, Mergers and Acquisitions for MLIC from
     March, 1994 until January, 1997, then Executive Vice
     President, Planning and Mergers and Acquisitions until
     assuming his current position. He also serves as a
     director of Texas Life Insurance Company and SSRM
     Holdings, Inc.
TO CONTINUE IN OFFICE UNTIL 2002:
J. CLIFF EASON, 53                                              1993
     Retired President of Southwestern Bell Telephone, SBC
     Communications, Inc. ("SBC"), a position he held from
     September 2000 through January 2001. He served as
     President, Network Services, SBC from October 1999
     through September 2000; President, SBC International of
     SBC, from March 1998 until October 1999; President and
     CEO of Southwestern Bell Telephone Company ("SWBTC")
     from February 1996 until March 1998; President and CEO
     of Southwestern Bell Communications, Inc. from July
     1995 through February 1996; President of Network
     Services of SWBTC from July 1993 through June 1995; and
     President of Southwestern Bell Telephone Company of the
     Midwest from 1992 to 1993. He held various other
     positions with Southwestern Bell Communications, Inc.
     and its subsidiaries prior to 1992, including President
     of Metromedia Paging from 1991 to 1992. Mr. Eason was a
     director of Williams Communications Group, Inc. until
     his retirement in January 2001.

                                                              SERVED AS
                                                              DIRECTOR
                                                                SINCE
                                                              ---------
H. EDWIN TRUSHEIM, 73                                           1993
     In 1995, Mr. Trusheim retired as Chairman of the Board
     of General American, where he was Chief Executive
     Officer until his retirement in 1992. He served as
     President of General American from 1979 to 1988 and was
     elected Chief Executive Officer in 1981 and Chairman of
     the Board in 1986. He also serves as a director of
     Angelica Corporation, Laclede Gas Company (until
     January 2001), and RehabCare Corporation
JOHN H. TWEEDIE, 55                                             2000
     Senior Executive Vice President of MetLife, Inc. since
     September 1999 and Senior Executive Vice President of
     Finance and International -- MetLife since March 1999.
     Prior to that, Mr. Tweedie was Executive Vice-President
     of Life Insurance for Metropolitan Life Insurance
     Company from 1994 through May 1998 and became Senior
     Executive Vice President of Life Insurance from May
     1998 until assuming his current position. Mr. Tweedie
     also serves as a director for Seguros Genesis, Texas
     Life Insurance Company, Metropolitan Property and
     Casualty Insurance Company and Fulcrum Financial
     Advisors

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held a total of seven regular and special meetings during 2000. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served during 2000, except for Mr. Tweedie, who attended 67% of all Board and 33% of all committee meetings.

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, of which Messrs. Greenbaum (Chairman), Eason, and Peck are members, met five times in 2000. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this Proxy Statement. Each member of the Audit Committee is independent, as defined under the listing standards of the New York Stock Exchange.

     The Compensation Committee establishes and oversees the compensation policies of the Company's operating subsidiaries and determines executive compensation. The Committee, which consists of Messrs. Eason (Chairman), Greenbaum, Peck, Stiritz, and Tweedie, held five meetings in 2000. See "Compensation Committee Report on Executive Compensation."

     The Nominating Committee, of which Messrs. Peck (Chairman), Eason, Greenbaum, Stiritz, Trusheim, and Tweedie are members, held two meetings during 2000. This Committee nominates directors and will consider recommendations for nominations as directors from Shareholders. Shareholders wishing to propose nominees to the Nominating Committee for consideration should notify in writing the Secretary of the Company. The Secretary will inform the members of the Nominating Committee of such nominees.

DIRECTOR COMPENSATION

     Officers of the Company, MetLife, Inc. ("MetLife"), GenAmerica Financial Corporation ("GenAmerica"), or any subsidiaries of such companies, do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its committees. During 2000, directors (other than the Chairman) who are not employees of the Company, MetLife, GenAmerica, or any subsidiaries of such companies ("Non-Employee Directors") are paid an annual retainer fee of $20,000, and are paid $1,000 for each Board meeting attended in person, $500 for each telephonic Board meeting attended, $750 for each committee meeting attended in person (except the committee chairman, who is paid $1,000) and $375 for each telephonic committee meeting attended (except the committee chairman, who is paid $500). On September 15, 2000, the Chairman of the Board, Mr. Liddy, retired from his positions as an officer of

GenAmerica, General American, and MetLife, and became eligible to receive compensation as a Non-Employee Director. The Board approved compensation to Mr. Liddy that is generally one-third higher than the amount paid to a Non-Employee Director. From September 15 though the end of 2000, Mr. Liddy was paid, on a pro-rata basis, an annual retainer fee of $26,670, $1,335 for each Board meeting attended in person, and $665 for each telephonic Board meeting in which he participated. The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

     Of the $20,000 annual retainer paid to Non-Employee Directors (other than the Chairman), $8,000 is paid in shares of the Company's Common Stock at the Annual Meeting. The Chairman's annual retainer consists of $10,670 paid in shares of the Company's Common Stock at the Annual Meeting, with the balance paid in cash. Also on the date of each Annual Meeting, each Non-Employee Director (other than the Chairman) is granted an option to purchase 2,250 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on such date. The Chairman is granted an option to purchase 3,000 shares of Common Stock on the same terms. On May 24, 2000, each of Messrs. Eason, Greenbaum, Peck, Stiritz, and Trusheim were awarded an option to purchase 2,250 shares of Common Stock at an exercise price of $31.06 per share, the closing price of the Company's Common Stock on the date of grant. The options become fully vested on the first anniversary of the grant.

     Non-Employee Directors have the option to receive performance shares in lieu of their annual retainer (including the stock portion) and meeting fees. A performance share is a hypothetical share of Common Stock of the Company based upon the fair market value of the Common Stock at the time of the grant. Performance shares are not transferable and are subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death, or disability. Upon such an event, the Company will issue cash or shares of Common Stock in an amount equal to the value of the performance shares.

     All such stock, options and performance shares are issued pursuant to the Flexible Stock Plan for Directors, which was adopted effective January 1, 1997. Performance shares granted prior to such time were issued under the Phantom Stock Plan for Directors.

       COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 1, 2001, certain stock ownership information with respect to: 1) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, and 2) certain information with respect to the ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors, nominees, and executive officers as a group.

                                                              AMOUNT AND NATURE OF   PERCENT
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   OF CLASS
----------------                                              --------------------   --------
PRINCIPAL SHAREHOLDER:
MetLife, Inc.                                                      28,915,939(1)       58.7%
One Madison Avenue
New York, New York 10010
Franklin Resources, Inc.                                            2,930,252(2)        5.9%
777 Mariners Island Boulevard
San Mateo, California 94404
Wellington Management Company, LLP                                  2,783,035(3)        5.6%
75 State Street
Boston, Massachusetts 02109
DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS:
A. Greig Woodring, Director, President, and Chief Executive
  Officer(1)                                                          256,780(4)          *
Mary Ann Brown, Director                                                    0             *
J. Cliff Eason, Director                                                8,933(5)          *
Stuart Greenbaum, Director                                              8,933(5)          *
Terence I. Lennon, Director                                               500             *
Richard A. Liddy, Chairman(1)                                         102,581(6)          *
William A. Peck, Director                                               6,683(5)          *
William P. Stiritz, Director(1)                                        74,358(7)          *
H. Edwin Trusheim, Director                                            18,423(5)          *
John H. Tweedie, Director(1)                                                0             *
David B. Atkinson, Executive Vice President and Chief
  Operating Officer                                                   179,026(8)          *
Jack B. Lay, Executive Vice President and Chief Financial
  Officer                                                              55,481(9)          *
Andre St-Amour, Executive Vice President and Chief
  International Operating Officer                                      41,943(10)         *
Graham Watson, Executive Vice President and Chief Marketing
  Officer                                                              38,923(11)         *
All directors and executive officers as a group (26 persons)          995,535(12)       2.0%

-------------------------

  *  Less than one percent.

 (1) On November 23, 1999, Metropolitan Life Insurance Company ("MLIC") purchased 4,784,689 shares of RGA Common Stock through a private placement. On January 6, 2000, MLIC indirectly acquired shared voting and investment power of an additional 24,131,250 shares through its acquisition of GenAmerica Financial Corporation ("GenAmerica"). Shares beneficially owned by GenAmerica were held by Equity Intermediary Company, a wholly owned subsidiary of General American Life Insurance Company ("General American"). General American is a wholly owned subsidiary of GenAmerica, which is now a wholly owned subsidiary of MLIC. On April 7, 2000, MLIC completed a demutualization and an initial public offering of shares of MetLife, Inc. ("MetLife"), which became the parent of MLIC. As a result, MetLife acquired shared voting and investment power of all shares of RGA held by MLIC and GenAmerica and became the beneficial owner of such shares. Messrs. Liddy and Stiritz are directors of GenAmerica and General American. Mr. Woodring is an executive officer of GenAmerica and General American. Mr. Tweedie is an executive officer of MetLife. These individuals disclaim beneficial ownership of the shares beneficially owned by MetLife and its subsidiaries.

 (2) Franklin Resources, Inc. is the parent of several direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") that advise investment companies and managed accounts. Shares are owned of record by clients of the Adviser Subsidiaries.

 (3) Wellington Management Company, LLP ("WMC") is an investment adviser. Shares are owned of record by clients of WMC, none of which is known to have beneficial ownership of more than five percent of the Company's outstanding shares. WMC has shared voting power of 2,431,923 shares and shared dispositive power of 2,743,035 shares.

 (4) Includes 212,663 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 15,000 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Woodring has no investment power.

 (5) Includes 6,683 shares of Common Stock subject to stock options that are exercisable within 60 days.

 (6) Includes 76,498 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 26,083 shares of Common Stock held in a joint account with Mr. Liddy's spouse, an account over which he has shared voting and investment power.

 (7) Includes 6,683 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 21,675 shares owned by his wife and children over which Mr. Stiritz has no investment or voting power and of which he disclaims beneficial ownership.

 (8) Includes 139,533 shares of Common Stock subject to stock options that are exercisable within 60 days and 2,250 shares held by Mr. Atkinson's children. Also includes 6,548 restricted shares of Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Atkinson has no investment power.

 (9) Includes 47,133 shares of Common Stock subject to stock options that are exercisable within 60 days and 1,800 shares jointly owned with Mr. Lay's spouse. Also includes 6,548 restricted shares of Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Lay has no investment power.

(10) Includes 36,693 shares of Common Stock subject to stock options that are exercisable within 60 days.

(11) Includes 30,956 shares of Common Stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

(12) Includes a total of 766,801 shares of Common Stock subject to stock options that are exercisable within 60 days; 28,096 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the individual has no investment power; and shares for which ownership has been disclaimed as described above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2000, except Paul Nitsou, Senior Vice President, who did not file a Form 4 to report a sale of 691 shares on April 17, 2000. Mr. Nitsou's transaction was reported on a Form 5 filed in February 2001.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee, composed of five non-employee directors, oversees the compensation policies of the Company's operating subsidiaries (RGA is a holding company with no employees). RGA Reinsurance Company ("RGA Re"), a wholly owned subsidiary of the Company, employs all of the Company's salaried executive officers except for Andre St-Amour, who is employed by RGA Life Reinsurance Company of Canada, and Graham Watson and Paul Nitsou, who are employed by RGA International Ltd.

BASE SALARIES

     In forming its recommendations on the overall salary program for executive officers, the Compensation Committee has from time to time engaged an independent consulting firm to determine how the Company's executive compensation compares to that of other publicly held insurance and reinsurance companies. In January 1999, the Compensation Committee retained an independent consultant to undertake an extensive review of executives' total compensation as compared to their counterparts at comparable companies. That study indicated that the base salary ranges established for the Company's executive group were found to be generally competitive, with the exception of the CEO, COO and CFO. In January 2000, based upon an aged analysis of the January 1999 study, the Committee approved salary increases for the executive group that averaged 6.4% (excluding promotional increases).

     Recognizing the rapid growth of the Company and the level of responsibility Mr. Woodring has assumed, the Committee adopted the consultant's recommendations regarding an appropriate salary range for Mr. Woodring. In January 2000, the Committee approved an 8.7% salary increase for Mr. Woodring, bringing his base pay to $500,000 for 2000. Increases to the salaries of other executive officers approved by the Committee are intended to bring compensation to a more appropriate level for those positions, based on market data.

     Management Incentive Plan

     All of the Company's salaried executive officers participate in the Management Incentive Plan ("MIP"), which provides incentive compensation based on a participant's individual performance as well as the division's and the Company's achievements. Company results are based on consolidated revenues and operating earnings (net income less realized capital gains and losses) per share; divisional results are based on the division's revenues and operating earnings. Based on these criteria, the Committee approves a schedule of specific incentives set for each participant, with a threshold of performance that must be met before any payment to the individual can be made, a target and a maximum. The Company's performance must meet a certain level before any awards under the MIP are made. Awards are based on a specified percentage of salary, which varies for each participant. A portion of each executive officer's total MIP award is paid in performance shares, rather than cash.

     In February 2001, the Committee determined the MIP awards for 2000. The Company did not meet its threshold for revenue growth in fiscal 2000, but did meet its threshold operating earnings per share level. Based on these consolidated results, the average cash payout to executive officers was approximately 14.6% of salary. Mr. Woodring's MIP award, which is based solely on Company results for 2000, was $144,038, or approximately 29.2% of his salary for the year. The amount of Mr. Woodring's total MIP award includes the value of performance shares awarded under the Executive Performance Share Plan. The cash portion of Mr. Woodring's 2000 MIP award totaled $96,026, or approximately 19.4% of salary.

     Executive Performance Share Plan

     A portion of the MIP award for RGA executive officers is paid in the form of performance shares pursuant to the Executive Performance Share Plan. Each performance share represents the equivalent of one share of Common Stock. In the U.S. plan, performance shares vest in one-third increments on the last day of each of the three calendar years following the year in which they are awarded. Performance shares in the

Canadian plan vest 100% on December 15 of the third calendar year following the year in which they awarded. Payment from the U.S. plan with respect to vested performance shares may be made only in certain circumstances relating to termination of employment, or when the participant exercises stock options, or the value of the participant's vested performance shares exceeds 500% of his or her target bonus for the year. In the Canadian plan, performance shares must be paid upon vesting. Payment under both the U.S. and Canadian plans may be made in the form of cash or shares of Common Stock, as determined by the Committee. See "Executive Compensation -- Option/Performance Share Grants in Last Fiscal Year."

     Normally, the value of each performance share will be the current fair market value of a share of the Company's Common Stock. By making part of the pay of the Company's top executives take this form, the Committee has sought to give these officers further incentives to increase the value of the Company's shares. The Committee granted performance shares for fiscal 2000 at the same time as MIP awards were made, in February 2001. The average payment in the form of performance shares to executive officers was approximately 7.1% of salary in 2000. Mr. Woodring received 1,273 performance shares for 2000, which were valued at $48,013 based on the market value of the Common Stock on the date of grant in February 2001.

     Profit Sharing Plan

     All employees of RGA Re who meet the eligibility requirements participate in the profit sharing plan. Awards represent a percentage of cash compensation based on the achievement by the Company of specified thresholds and targeted levels of growth in consolidated revenues and earnings per share. The targets and thresholds are the same as those established under the MIP. In addition, participants who contribute up to 4% to the Company's 401(k) plan receive up to a 2% match, and those participants are eligible to receive a discretionary match of up to 2% of compensation for 2000. Effective January 1, 2001, the Company adopted a safe harbor design for the plan that eliminates the discretionary match portion of the plan and provides for a match of up to 4% of compensation. All eligible employees also are entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether the Company meets or exceeds its thresholds and targets, regardless of their 401(k) participation. A threshold of performance must be met before either the discretionary match or the profit sharing award can be made. The thresholds and targets for each year are established at the beginning of the year. A participant may elect to receive up to one-half of his profit sharing award in cash.

     The Company did not meet its threshold for revenue growth in fiscal 2000, but did meet its threshold earnings per share level. Based on these results, the Board of Directors approved a discretionary match of 1% and a profit sharing award of 3%. The discretionary match and profit sharing awards for executives who participate in the Flexible Stock Plan and the MIP are reduced by one-half. Mr. Woodring, who participates in such programs, received a profit sharing award of $10,274 for 2000, representing approximately 1.8% of his salary and cash bonus for the year.

     Flexible Stock Option Plan

     The Committee has previously granted stock options pursuant to the Company's Flexible Stock Plan, which was established in 1993. The exercise price of each option has been no less than the market price of the Common Stock on the date of grant.

     In January 2000, in accordance with grant guidelines, the Committee awarded a total of 455,017 options for Common Stock, including 228,947 to the Company's salaried executive officers. Mr. Woodring was awarded 49,596 options. The criteria for determining individual option grants were the same as those used in 1999.

     Stock options are intended to reflect management's involvement in the Company's performance and to encourage their continued contribution to the future of the Company. The Company views stock options as an important means of aligning the economic interests of management and shareholders.

     Executive Stock Ownership Guidelines

     In order to further align the interests of the Company's management and its shareholders, the Committee adopted executive stock ownership guidelines in October 1996. The five tiers of the guidelines provide that the market value of the Company's shares owned by the executives should be based on a multiple of the mid-point of the executive's salary range: the CEO (3 times), the COO (2.75 times), the CFO (2.5 times) the Executive Vice Presidents (2 times) and the Senior Vice Presidents (1 time). Although the guidelines are not mandatory, they are intended to increase Company stock ownership by executive officers, which, in addition to stock options, provides the officers with a direct economic interest in the Company.

     Section 162(m)

     The Committee endeavors to maximize the deductibility of compensation under
Section 162(m) of the Internal Revenue Code while maintaining competitive compensation. In 1996, the Company's Board of Directors and shareholders adopted amendments to the Flexible Stock Plan, Executive Performance Share Plan and Management Incentive Plan, in each case, among other things, in order to comply with Section 162(m) with respect to certain awards.

                           THE COMPENSATION COMMITTEE

                            J. Cliff Eason, Chairman
                      Stuart Greenbaum          William A. Peck, M.D.
                       William P. Stiritz          John H. Tweedie

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     From January 1, 2000 to May 24, 2000, the Compensation Committee was comprised of Messrs. Edison (Chairman), Eason, Greenbaum, Peck, and Stiritz. Mr. Edison's term as a director ended May 24, 2000. On May 25, 2000 the Compensation Committee became comprised of its current members, Messrs. Eason (Chairman), Greenbaum, Peck, Stiritz and Tweedie. None of the members of the Compensation Committee have been an officer or employee of the Company or any of its subsidiaries. None of the Company's inside directors or officers serves on the compensation committee of another company of which a member of the Compensation Committee is an officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 2000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                                  AWARDS
                                                                        ---------------------------
                                             ANNUAL COMPENSATION                       SECURITIES      ALL OTHER
                                        -----------------------------   RESTRICTED     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)(1)   BONUS($)(2)(3)   STOCK($)(4)   OPTIONS(#)(5)      ($)(6)
---------------------------      ----   ------------   --------------   -----------   -------------   ------------
A. Greig Woodring                2000     $493,486        $145,314             --        49,596         $14,483
  President and Chief            1999      446,923         265,594             --        25,261          13,123
  Executive Officer              1998      331,308         226,796       $395,000        31,994          10,334
David B. Atkinson                2000     $342,308        $ 67,835             --        29,111         $16,795
  Executive Vice President and   1999      292,308         154,912       $235,728        15,158          14,071
  Chief Operating Officer        1998      245,385         106,715             --        18,798          12,527
Jack B. Lay                      2000     $228,462        $ 36,814             --        18,976         $10,001
  Executive Vice President and   1999      215,672          69,247       $235,728        10,340           9,987
  Chief Financial Officer        1998      190,493          77,398             --        14,003           9,395
Andre St-Amour                   2000     $228,101        $ 37,333             --        18,525         $ 4,506
  President, RGA Life            1999      208,404         104,190             --         9,810           5,389
  Reinsurance Company of         1998      181,879         130,953             --        13,285           4,551
  Canada
Graham Watson(7)                 2000     $200,826        $318,165             --        17,587         $ 4,506
  Executive Vice President and   1999      223,506         344,433             --        10,616           5,389
  Chief Marketing Officer        1998      194,435         405,427             --        14,355           4,551

-------------------------

(1) For Messrs. Woodring, Atkinson and Lay, includes any amounts deferred at the election of the executive officers under the RGA Re Executive Deferred Savings Plan. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in such plan. Amounts for Mr. St-Amour include amounts deferred under the Retirement Plan of RGA Life Reinsurance Company of Canada.

(2) Includes for all named executive officers, cash bonuses earned for each year (including any bonuses deferred at the election of the executive officers) under the Management Incentive Plan, which bonus totaled $96,026 for Mr. Woodring, $46,592 for Mr. Atkinson, $24,433 for Mr. Lay, $25,667 for Mr. St-Amour and $22,672 for Mr. Watson for 2000. Also includes amounts paid in cash or deferred at the officer's election each year under the RGA Re Profit Sharing Plan for Messrs. Woodring, Atkinson and Lay, which totaled $1,275 for 2000 and $1,200 each for 1999 and 1998. The amounts shown for Mr. Watson for 2000, 1999, and 1998 also include (i) a Canadian production bonus of $273,709, $234,639, and $318,858 respectively (see "Executive
    Compensation -- Other Employment Arrangements") and (ii) $11,478, $15,769, and $8,795, respectively, paid in lieu of an award under the RGA Re Profit Sharing Plan, in which Mr. Watson is not eligible to participate (see Note
    7).

(3) Includes, in 2000, 1999, and 1998, the value of the following number of performance shares granted in February 2001, January 2000 and January 1999, respectively, pursuant to the Executive Performance Share Plan based on the closing price of the Common Stock on the date of award: Mr.
    Woodring -- 1,273, 3,801, and 1,275 performance shares; Mr. Atkinson
     -- 529, 1,989, and 732 performance shares; Mr. Lay -- 294, 917, and 546 performance shares; Mr. St-Amour -- 309, 1,404, and 864 performance shares; and Mr. Watson -- 273, 1,267, and 558 performance shares. For information regarding performance shares, see "Compensation Committee Report on Executive Compensation" and "Executive Compensation -- Option/Performance Share Grants in Last Fiscal Year."

(4) As of December 31, 2000, 1999, and 1998, the value of Mr. Woodring's 15,000 shares of restricted Common Stock was $532,500, $416,250, and $700,000, respectively. Dividends are paid on restricted stock. On January 1, 1999, Messrs. Atkinson and Lay were each granted 6,750 restricted shares of non-voting common stock. In September 1999 each share of non-voting common stock was converted to .97 of voting common stock. Post conversion, Messrs. Atkinson and Lay each own 6,548 restricted shares, the value of which was $232,454 as of December 31, 2000.

(5) See "Executive Compensation -- Option/Performance Share Grants in Last Fiscal Year." Options were granted in 1999 for shares of non-voting common stock, now discontinued and converted to voting common stock. Option totals for 1999 have been adjusted for the .97 stock conversion effective in September 1999.

(6) For Messrs. Woodring, Atkinson and Lay, amounts represent contributions made by RGA Re in 2000, 1999, and 1998 to the officers' accounts in the RGA Re Profit Sharing Plan and the RGA Re Augmented Benefit Plan.

    Amounts for Messrs. St-Amour and Watson represent contributions made to their accounts by RGA Canada under its Retirement Plan.

(7) Mr. Watson is a majority owner and non-executive Chairman of Intercedent Limited, which until July 1, 2000 received a portion of payments made by the Company to Insource Limited for certain marketing services. See "Certain Relationships and Related Transactions."

OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

     The Company has a Flexible Stock Plan, which provides for the award of various types of benefits, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, as well as cash awards. The Company also has an Executive Performance Share Plan that provides for the award of performance shares. The following table sets forth certain information concerning options granted to the named executive officers pursuant to the Flexible Stock Plan and the Executive Performance Share Plan during 2000.

              OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                                                   --------------------------                  AT ASSUMED ANNUAL RATES
                         NUMBER OF SECURITIES       % OF TOTAL                               OF STOCK PRICE APPRECIATION
                              UNDERLYING            GRANTED TO    EXERCISE OR                     FOR OPTION TERM(4)
                                OPTIONS            EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------------
NAME                       GRANTED(#)(1)(2)        FISCAL YEAR     ($/SH)(3)       DATE         5%($)          10%($)
----                   -------------------------   ------------   -----------   ----------   -----------    -------------
A. Greig Woodring      49,596 options                  10.9%        $23.18      1/1/2010      $723,110       $1,832,076
                       1,273 performance shares        17.1%        $37.73         N/A         $30,208          $76,545
David B. Atkinson      29,111 options                   6.4%        $23.18      1/1/2010      $424,438       $1,075,360
                       529 performance shares           7.1%        $37.73         N/A         $12,553          $31,809
Jack B. Lay            18,976 options                   4.2%        $23.18      1/1/2010      $276,670         $700,973
                       294 performance shares           4.0%        $37.73         N/A          $6,977          $17,678
Andre St-Amour         18,525 options                   4.1%        $23.18      1/1/2010      $270,095         $684,314
                       309 performance shares           4.1%        $37.73         N/A          $7,333          $18,580
Graham Watson          17,587 options                   3.9%        $23.18      1/1/2010      $256,418         $649,664
                       273 performance shares           3.7%        $37.73         N/A          $6,478          $16,415

-------------------------

(1) The options become exercisable in 20% increments on each of January 1, 2001, 2002, 2003, 2004 and 2005. Vesting will be accelerated upon the officer's death or disability and upon a change in control of the Company (as such terms are defined in the Flexible Stock Plan and option agreements). All stock option grants were approved in January 2000.

(2) Performance share grants shown were approved in February 2001, but are included as 2000 grants because they comprise a part of the officers' 2000 bonus. See "Compensation Committee Report on Executive Compensation." Each performance share represents the equivalent of one share of Common Stock. Payment with respect to vested performance shares is made in the form of cash or shares of Common Stock, as determined by the Compensation Committee:
    (i) 24 months after termination of employment; (ii) immediately upon termination of employment if termination is as a result of death, disability, or retirement or within six months of a change in control (as such terms are defined in the Executive Performance Share Plan); (iii) when the participant exercises stock options, at the participant's election; or
    (iv) after the last day of any calendar year in which the value of the participant's vested performance shares exceeds 500% of his target bonus payable with respect to that year under the Management Incentive Plan. Performance shares awarded to Messrs. Woodring, Atkinson and Lay vest in one-third increments on each of December 31, 2001, 2002, and 2003 and performance shares awarded to Messrs. St-Amour and Watson, who are Canadian citizens, vest in full on December 15, 2002.

(3) For stock options, amount represents the exercise price per share of Common Stock, which is the closing price of the Common Stock on the date of grant in January 2000. For performance shares, amount represents the closing price of the Common Stock on the date of grant in February 2001.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES AND FISCAL YEAR-END
OPTION/PERFORMANCE SHARE VALUES

     The table below provides certain information for each of the named executive officers concerning exercises of options during 2000 and the value of unexercised options at December 31, 2000.

       AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES IN LAST FISCAL YEAR
              AND FISCAL YEAR-END OPTION/PERFORMANCE SHARE VALUES

                                                                     NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                          SHARES ACQUIRED ON         VALUE      OPTIONS AT DECEMBER 31, 2000(1)    AT DECEMBER 31, 2000(2)
NAME                         EXERCISE (#)         REALIZED($)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                      ------------------      -----------   -------------------------------   -------------------------
A. Greig Woodring      0 options                     $0                 159,781/166,504 options     $2,555,226/$2,472,116
                       0 performance shares          $0         21,238/2,989 performance shares         $753,949/$106,110
David B. Atkinson      0 options                     $0                  109,741/94,806 options     $1,732,042/$1,382,590
                       0 performance shares          $0         12,430/1,571 performance shares          $441,265/$55,771
Jack B. Lay            0 options                     $0                   32,509/49,307 options         $555,737/$579,357
                       0 performance shares          $0            9,165/795 performance shares          $325,358/$28,223
Andre St-Amour         0 options                     $0                   31,164/51,133 options         $526,596/$639,853
                       1,526 performance shares    $53,696           0/2,734 performance shares                $0/$97,057
Graham Watson          0 options                     $0                   18,800/41,983 options         $219,194/$406,548
                       913 performance shares      $32,126           0/1,845 performance shares                $0/$65,498

-------------------------

(1) The Company granted stock options to senior management, including each of the named executive officers, in January 2001. The 2001 options, which are not currently exercisable, are not reflected in the table. Although exercisable, performance shares can be paid out only in certain limited circumstances. See "Executive Compensation -- Option/Performance Share Grants in Last Fiscal Year." Performance shares include dividend equivalent rights that are payable in performance shares and vest in proportion to the performance shares to which they relate. The number of performance shares has been rounded to the nearest whole share.

(2) In the case of stock options, represents the difference between the December 31, 2000 closing price of the Company's Common Stock ($35.50) and the exercise price of the option multiplied by the number of shares underlying the option. In the case of performance shares, value represents the December 31, 2000 closing price multiplied by the number of performance shares.

RETIREMENT PLANS

     Certain of the Company's employees participate in the GenAmerica Financial Corporation Pension Plan and Trust (the "Pension Plan"), a qualified multiple employer plan defined benefit plan. Certain of the Company's employees also participate in the RGA Re Augmented Plan (the "RGA Augmented Plan"), a non-qualified defined benefit plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan due to Internal Revenue Code limits on the amount of benefits that may be paid under the Pension Plan.

     The following table shows the annual benefits payable upon retirement at age 65 for various remuneration and years of service combinations under the Pension Plan and the RGA Augmented Plan as of January 1, 2001.

                      PENSION PLAN AND RGA AUGMENTED PLAN

                                      YEARS OF SERVICE
                       -----------------------------------------------
REMUNERATION             15        20        25        30        35
------------           -------   -------   -------   -------   -------
125,000                 28,247    37,662    47,078    56,795    68,401
150,000                 34,622    46,162    57,703    70,722    84,650
175,000                 40,997    54,662    68,401    84,650   100,898
200,000                 47,372    63,162    80,007    98,577   117,147
225,000                 53,747    71,662    91,613   112,505   133,396
250,000                 60,122    80,162   103,220   126,432   149,645
300,000                 72,872    98,577   126,432   154,287   182,142
400,000                 98,577   135,717   172,857   209,997   247,137
450,000                111,122   148,162   185,203   222,244   259,284
500,000                123,872   165,162   206,453   247,744   289,034

     Messrs. Woodring, Atkinson and Lay participate in the Pension Plan and the RGA Augmented Plan and have been credited with the following years of service under such plans: Mr. Woodring, 21 years; Mr. Atkinson, 13 years; and Mr. Lay, 9 years. Remuneration under the Pension Plan and the RGA Augmented Plan is the highest average Benefit Salary for five consecutive years during the preceding 10 years, where "Benefit Salary" for a given year means an officer's base salary for such year plus the average bonus awarded such officer under the RGA Management Incentive Plan for the preceding three years. The current remuneration covered by the plans for each of the participating named executives is: for Mr. Woodring, $539,500; for Mr. Atkinson, $339,749; and for Mr. Lay, $245,591. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in the Pension Plan or the RGA Augmented Plan. Mr. St-Amour and Mr. Watson participate in pension plans sponsored by the governments of Quebec and Canada, respectively.

     Until January 1, 1994, the Company also maintained an Executive Supplemental Retirement Plan (the "RGA Supplemental Plan"), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the RGA Supplemental Plan were frozen as of January 1, 1994. At such time, the participating named executive officers had been credited with the following years of service under the plan: Mr. Woodring, 8 years; and Mr. Atkinson, 3 years. Remuneration under the RGA Supplemental Plan was the highest average Benefit Salary for three consecutive years during the preceding five years. The remuneration covered by the plan is $229,492 for Mr. Woodring and $145,407 for Mr. Atkinson.

     Combined retirement benefits under the Pension Plan and the RGA Augmented Plan are payable at age 65 in a single life annuity using an "excess plan" formula as generally described in Section 401(1) of the Internal Revenue Code of 1986. Certain plan participants are eligible to receive benefits calculated using a minimum benefit formula that provides for a direct offset of a portion of the applicable Social Security Primary Insurance Amount.

     Retirement benefits under the RGA Supplemental Plan are payable at age 65 in the form of a 15 year certain and life annuity, with no direct or indirect integration with Social Security benefits.

     Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

OTHER EMPLOYMENT ARRANGEMENTS

     The Company has agreed to pay Mr. Watson a production bonus equal to 2.5 cents per $1,000 of new business generated through the Company's Canadian subsidiaries. Pursuant to a marketing agreement, the bonus was originally paid to Intercedent Limited, a consulting firm that employed Mr. Watson. Mr. Watson became an employee of a subsidiary of the Company on April 1, 1996 and the Canadian production bonus has been paid directly to Mr. Watson since that time. See "Certain Relationships and Related Transactions."

     Mr. Woodring serves as an advisor to General American's top management and therefore participates in the General American Long-Term Incentive Plan. Mr. Woodring is eligible to receive cash incentive awards pursuant to this plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Woodring's RGA salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American meets or exceeds certain performance targets. Payment of one-third of any awards will be deferred under the General American Executive Deferred Savings Plan until Mr. Woodring's retirement at age 65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. Mr. Woodring received $49,875 (one-third of which was deferred) for the three year period ending December 31, 2000. All payments under the plan are made by General American.

                               PERFORMANCE GRAPH

     Set forth below is a graph for the Company's Common Stock for the period beginning December 31, 1995 and ending December 31, 2000. The graph compares the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Standard & Poor's Insurance (Life/Health) Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock, and are not intended to forecast or be indicative of future performance of the Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG REINSURANCE GROUP OF AMERICA, INCORPORATED,
          THE S&P 500 INDEX AND THE S&P INSURANCE (LIFE/HEALTH) INDEX
[PERFORMANCE GRAPH]

                                                    REINURANCE GROUP
                                                       OF AMERICA                                            S & P INSURANCE
                                                      INCORPORATED                  S & P 500                 (LIFE/HEALTH)
                                                    ----------------                ---------                ---------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    129.63                      122.96                      122.19
12/97                                                    176.62                      163.98                      152.79
12/98                                                    291.89                      210.84                      161.30
12/99                                                    174.52                      255.22                      138.71
12/00                                                    225.20                      231.98                      157.85

* $100 Invested on 12/31/95 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                        12/95     12/96     12/97     12/98     12/99     12/00
                        -----     -----     -----     -----     -----     -----
 Reinsurance Group
  of America, Inc.     $100.00   $129.63   $176.62   $291.89   $174.52   $225.20
 S&P 500               $100.00   $122.96   $163.98   $210.84   $255.22   $231.98
 S&P Insurance
  (Life/Health)        $100.00   $122.19   $152.79   $161.30   $138.71   $157.85

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     General American and its parent, GenAmerica, are the beneficial owners of approximately 48% of the Company's outstanding stock. Following a private placement in November 1999, the acquisition of GenAmerica by Metropolitan Life Insurance Company ("MLIC") on January 6, 2000, and MLIC's demutualization on April 7, 2000, MetLife, Inc. ("MetLife") is the beneficial owner of approximately 58% of the Company's outstanding shares.

     The Company beneficially owns 100% of RGA Life Reinsurance Company of Canada ("RGA Canada"). RGA Canada directly reinsures or administers all of the Company's Canadian reinsurance business. Amounts in excess of RGA Canada's retention limit are retroceded mostly to RGA Re directly, or through General American to RGA Re pursuant to a retrocession agreement.

     Under two administrative services agreements effective as of January 1, 1993, General American has agreed to provide RGA and RGA Re, at their request, certain management and administrative services, such as legal, treasury, employee benefit, payroll and personnel services. RGA and RGA Re pay General American a monthly fee based on General American's actual cost, computed in accordance with General American's current cost accounting system. Each agreement is terminable by either party on 90 days written notice. General American has agreed to provide similar services to RGA Canada pursuant to a management agreement effective January 1, 1993. The cost of services provided by General American under these agreements in 2000 was approximately $2.6 million.

     Conning Asset Management Company ("Conning"), a wholly owned subsidiary of Conning Corporation which, in turn, is an indirect wholly owned subsidiary of MLIC, managed certain investment portfolios of RGA, RGA Re, RGA Canada, RGA Australian Holdings, Pty, Limited and RGA Reinsurance Company (Barbados) Ltd. through August 31, 2000. The Company incurred costs of approximately $1.7 million for investment advisory services from Conning in 2000. Conning continues to service and originate commercial mortgages on behalf of RGA Re under separate investment advisory agreements. Separate from the investment advisory agreements, Conning also manages a series of private investment funds in which RGA has invested from time to time. Conning receives a management fee and a specified percentage of the funds' net gains, which are paid by the funds. RGA's investments in such funds totaled approximately $8.8 million as of December 31, 2000.

     The Company has reinsurance agreements with MetLife and certain of its subsidiaries, and direct policies and reinsurance agreements with General American and certain of its subsidiaries. The Company reflected earned gross premiums pursuant to these agreements of approximately $110.4 million from MetLife, and $33.6 million from General American, in 2000. The earned premiums reflect the net of business assumed from and ceded to MetLife, General American and their respective subsidiaries.

     Pursuant to a marketing agreement, the Company utilized the services of Insource Limited and its predecessor ("Insource") to conduct certain marketing-related services in particular geographic regions until December 1, 1996. The agreement was terminated with respect to new business effective December 31, 1996, although the Company continues to pay for certain business generated prior to such date. Graham Watson, an executive officer of the Company and an officer and director of certain of the Company's subsidiaries, is non-executive Chairman of and has an approximate 75% equity interest in Intercedent Limited. Prior to July 1, 2000, Intercedent Limited owned approximately 50% of the non-voting special shares of Insource, and consequently was entitled to receive up to 50% of Insource's revenues relating to business generated on behalf of the Company. The Company paid Insource approximately $175,000 through July 1, 2000 pursuant to this agreement. Effective July 1, 2000, Intercedent Limited disposed of all of its ownership in Insource and, accordingly, effective on such date Mr. Watson has no further interest in any of the payments made by the Company to Insource. In addition, prior to April 1, 1996, the Company paid Intercedent Limited a production bonus based on premiums generated through its Canadian subsidiaries. Since April 1, 1996, this bonus is paid directly to Mr. Watson. See "Executive Compensation -- Summary Compensation Table."

           ITEM 2 -- SALE OF SECURITIES TO METLIFE OR ITS AFFILIATES

     The second item to be acted upon at the Annual Meeting is a proposal to authorize future sales of the Company's equity securities, including Common Stock, preferred stock, depository shares, warrants, convertible debt, or other securities convertible into or exercisable for Common Stock or preferred stock ("Equity Securities"), from time to time to MetLife, Inc. or its affiliates (collectively "MetLife") upon the terms and conditions described below.

BACKGROUND

     MetLife is the principal beneficial shareholder of the Company. See "Item
1 -- Election of Directors -- Common Stock Ownership of Management and Certain Beneficial Owners." The Company desires to have the flexibility to allow MetLife to participate in equity capital fund-raising activities which the Company may undertake from time to time in the future. By participating in such activities, MetLife would be able to maintain its relative ownership percentage in the Company if it so desired. New York Stock Exchange ("NYSE") rules generally require approval by the Company's shareholders of any issuance of Equity Securities to MetLife, due to the current level of beneficial ownership of MetLife (approximately 58% of the total Common Stock).

     The Company may decide to raise equity capital at various times in the future in order to enhance the Company's capital structure, to fund growth opportunities or for other corporate purposes. As part of any capital raising plan, the Company may undertake either to privately place Equity Securities to MetLife and other investors, or sell Equity Securities to MetLife and other investors pursuant to a public offering. The terms of any potential sale to MetLife have not been determined, but in any event would be expected to approximate the current market value of such securities at the time of sale, as described below. The Board of Directors will determine the terms of any such sale and the securities offered therein at the time of the transaction. Any private sales would not be registered under the Securities Act of 1933 and such shares could not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any public offering would only be made by means of a prospectus. Although the Company does not currently have any definite capital-raising plans or commitments, it has filed a registration statement covering a variety of debt and equity securities up to $400 million which has not yet become effective. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This proxy statement shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

     As of March 1, 2001, the Company's authorized capital stock consists of 75,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The Board of Directors has the authority to issue authorized shares of the preferred stock in series and to fix the number, designation, preferences, limitations and relative rights of the shares of each series, subject to applicable law and the provisions of any outstanding series of preferred stock. Depositary shares would represent an interest in shares of a series of preferred stock deposited under a deposit agreement by the Company with a bank or trust company. Subject to the terms of the deposit agreement, each owner of a depositary share would be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share. Similarly, the terms of any convertible debt securities or warrants or other securities, whether convertible into or exercisable for debt securities, Common Stock or preferred stock, would be determined by the Board of Directors.

REASONS FOR THE PROPOSAL

     The Board of Directors of the Company believes it is in the Company's best interest to maintain the flexibility to facilitate possible further investments in the Company by MetLife or its affiliates for the reasons described below. Though the Board of Directors has not committed to issue any Equity Securities, whether to MetLife or otherwise, it believes it is desirable to have the flexibility to do so from time to time without having to first seek shareholder approval for each particular transaction if and when the Board of Directors determines the issuance would be in the best interests of shareholders.

     Since the Board of Directors has not determined at this time to issue any Equity Securities to MetLife, it has not fully assessed all aspects of any such transaction. Any decision to issue shares to MetLife or otherwise will be based on the facts and circumstances at that time. In general, the Board of Directors believes it may be desirable to issue Equity Securities to MetLife in order to maintain a strong relationship for the following reasons:

     CONTINUITY. In the event the Board of Directors decides the Company should issue Equity Securities to MetLife, MetLife may avoid dilution to its voting control. Such an issuance may therefore reduce the risk of a disruption in the continuity of the Company's long-term plans and objectives that might otherwise result if MetLife were no longer to maintain control.

     KEY EMPLOYEES. Maintenance of control by MetLife may allow employees to continue to concentrate on their responsibilities without undue concern that the future of the Company might be affected by an unwanted takeover that could otherwise be triggered. As a result, the Company may be better able to preserve its ability to attract and retain qualified key employees.

     BUSINESS RELATIONSHIPS. The issuance of Equity Securities to MetLife may enhance existing and potential business relationships of the Company with parties who may in the future have concern about changes in control of the Company in the event the holdings of MetLife are ever diluted. The Company may be better able to attract joint venture and marketing partners if the Company is perceived to not be vulnerable to a takeover or disruption due to uncertainty concerning the Company's ownership.

     FINANCING FLEXIBILITY. The Board of Directors believes that MetLife, as the principal shareholder of the Company, may be willing to invest under circumstances when public investors might not. Although the Company believes it currently has reasonable access to public and private capital markets, the Board of Directors believes it is in the best interests of shareholders that the Company have ready access to all sources of capital, including MetLife.

NEW YORK STOCK EXCHANGE RULES

     Under the applicable rules of the NYSE, the shareholders of the Company generally must approve any significant issuance of common equity, or securities convertible into or exercisable for common equity, by the Company to a substantial shareholder, such as MetLife. In order to comply with such rules, the NYSE requires that the Company's shareholders approve the various terms of the proposed sales, such as the identity of the substantial shareholder, the price for the shares, the amount of shares to be sold, the length of time during which sales would be made, the use of proceeds from the sales and the reasons for the sales.

TERMS OF SALES

     Because the exact terms of any sale of Equity Securities to MetLife are not known at this time, the Company proposes that the shareholders vote in favor of
Item 2 to approve the sale of shares subject to certain specific terms and conditions. Under the proposal, the Board of Directors would be authorized to approve, during the next three years, any sale of Equity Securities by the Company to MetLife in which the number of such shares, including shares into which such Equity Securities are convertible or exercisable, would not exceed the number of shares that would enable MetLife to maintain its then current ownership percentage of the Company's securities having voting power, currently its Common Stock. Any such sale would be on substantially the same terms as a sale to unaffiliated parties.

     While the terms of a sale to MetLife would be substantially the same as a sale to unaffiliated parties, it may be appropriate in certain situations to reduce the sales price, based on expected expenses of the sale and the availability of other sources of capital. For example, in connection with a private placement of Equity Securities, the Company may pay a reduced sales commission. Based on current costs associated with capital raising transactions, the Company does not expect any reduction in sales price to exceed 3%.

     The number and kind of Equity Securities issuable to MetLife under the proposal will be appropriately adjusted by the Company in the event of any increase or decrease in the number of shares outstanding as a result of a reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction.

     The amount of Equity Securities and the sale price, conversion price or exercise price per share, as applicable, for such shares sold to MetLife pursuant to any sale authorized by this Item 2 will be determined by the Board of Directors or a committee of the Board of Directors specifically authorized to make such determination, within the parameters of the proposal contained in this
Item 2. Such a committee will include directors who are not affiliated with MetLife.

     Shareholders should note that the pricing of preferred stock, depository shares, warrants, convertible debt or other securities convertible or exercisable for Common Stock is typically dependent on the other terms and provisions of the securities, including, without limitation, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and other terms and restrictions, and any corresponding effect on other shareholders, in the case of preferred stock or any related depositary share; interest rates, redemption price, conversion rights, sinking fund procedures, term and covenants or other restrictions, in the case of debt securities; and exercise price, term and covenants or other restrictions, in the case of other securities, such as warrants. Such terms and effects could include restrictions on dividends on the Common Stock if dividends on the preferred stock or any related depositary share, or interest payments on any debt securities, are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock or any related depository share has voting rights, and reduction of amounts available on liquidation as a result of any obligations created by any debt securities or liquidation preference granted to any series of preferred stock or any related depositary share. Accordingly, shareholders will have to rely on the Board of Directors of the Company, if such a transaction is ultimately approved, to ensure that the overall terms and conditions of the securities are in the best interests of the Company.

     In the event any proposed sale of Equity Securities to MetLife materially differs from the terms described above, the Company would expect to seek shareholder approval of such proposed sale to the extent required under applicable NYSE rules.

     Because the Company has not made a decision at this time to sell any Equity Securities, it cannot identify the uses of any proceeds from any sale of such shares to MetLife. The Company, however, may use any such proceeds, among other things, to fund the Company's continuing growth, to enhance the Company's capital structure, to finance acquisitions, for general working capital purposes or for other corporate purposes.

     Any issuance of preferred stock, depositary shares, warrants, convertible debt or other convertible securities may have the result of making it more difficult for any persons or group of persons, other than the current principal shareholders and management, to acquire control of the Company by expanding the ability of the Company to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control. The Company is not aware of any present effort to accumulate shares of Common Stock or to attempt to change control of the Company.

     The Company's articles of incorporation and bylaws provide, among other things, for a classified board of directors; limit the right of shareholders to remove directors or change the size of the board of directors; limit the right of shareholders to fill vacancies on the board of directors; limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions; require a higher percentage of shareholders than would otherwise be required to amend, alter, change or repeal the provisions of the articles of incorporation or bylaws; and provide that the bylaws may be amended only by the majority of the board of directors. These provisions may have an anti-takeover effect. The Company also has a right plan that may have the effect of discouraging a change in control of the Company.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

     Certain officers and directors of the Company are also officers and directors of MetLife. See "Item 1 -- Election of Directors -- Common Stock Ownership of Management and Certain Beneficial Owners." As a result, such officers and directors, as well as MetLife, may be deemed to have an interest in the proposal that differs from those of other shareholders. For more information regarding the relationships between the Company and MetLife, see "Certain Relationships and Related Transactions."

CERTAIN POTENTIAL DISADVANTAGES OF THE PROPOSAL

     While the Board of Directors has determined that adoption of the proposal is in the best interests of the Company and its shareholders, the Board recognizes that the implementation of the proposal may result in certain disadvantages. For example, since MetLife currently has voting control over the Company, implementation of the proposal would allow the Board of Directors to permit MetLife to maintain its voting control of the Company. Consequently, the proposal might prevent shareholders of the Company from selling their shares at a premium over prevailing market prices in response to a takeover proposal and make it more difficult to replace the current Board of Directors and management of the Company. The Company is not aware of any such takeover proposal at this time.

     Under NYSE rules, the Company is required to submit certain proposals to sell stock to substantial shareholders to a vote at a meeting of all shareholders. Under the proposal, future decisions to sell stock to MetLife would be made by the Board of Directors without a further vote of shareholders, including, among other things, with respect to the pricing and terms of any such sale. Accordingly, shareholders will not have an opportunity to consider or vote upon any such sales, to the extent the terms are consistent with those described herein.

PROPOSAL TO APPROVE SALES TO METLIFE

     The Company's Board of Directors has approved, and recommends that the shareholders of the Company approve, the authorization of the Board of Directors to approve any future sales of Equity Securities to MetLife during the next three years, commencing on the date of the Annual Meeting, in which the number of shares, including shares into which such Equity Securities are convertible or exercisable, will not exceed such number of shares (subject to adjustment, as described above) which would enable MetLife to maintain its then current beneficial ownership percentage of the Company's securities having voting power, currently its Common Stock. Any such sale would be made on substantially the same terms as a sale to unaffiliated parties. The number of shares and price per share for such a sale will be determined by the Board of Directors or a committee thereof in accordance with the terms of this proposal.

VOTE REQUIRED

     The vote required to approve this Item 2 is a majority of the Common Stock entitled to vote represented in person or by proxy at the Annual Meeting. As a beneficial holder of common stock, MetLife, through its wholly owned subsidiaries, is entitled to vote on this proposal. MetLife, through its subsidiaries, has shared voting power and beneficial ownership with respect to approximately 58% of the Company's Common Stock. MetLife has informed the Company that it intends to direct its subsidiaries to vote the shares beneficially held by MetLife "FOR" this Item 2; therefore approval of this Item 2 by the shareholders is assured.

RECOMMENDATION OF THE BOARD

     The Board of Directors has approved the proposal regarding future sales of Equity Securities from time to time to MetLife and recommends that shareholders vote FOR the proposal.

                                     VOTING

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote which are present in person or represented by proxy at the 2001 Annual Meeting is required to elect directors, to authorize the sale of Equity Securities from time to time to MetLife, a significant shareholder of the Company, or its affiliates, and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the proposed authorization to sell Equity Securities from time to time to MetLife, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting.

     As of March 1, 2001, MetLife beneficially owned approximately 58% of the shares of RGA Common Stock entitled to vote at the meeting. MetLife has indicated its intention to vote its shares FOR the election of directors nominated by the Board of Directors and FOR the proposed authorization to sell Equity Securities from time to time to MetLife. The vote of MetLife will be sufficient to approve each of the proposals to be voted upon at the meeting.

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                              INDEPENDENT AUDITORS

     KPMG LLP was previously the principal independent accounting firm for the Company. Effective March 30, 2000, that firm's appointment as principal independent accounting firm was terminated and the client-auditor relationship between the Company and KPMG LLP ceased upon completion of the separate company audits of the financial statements of some of the Company's subsidiaries as of and for the year ended December 31, 1999, and the issuance of their reports thereon. Deloitte & Touche LLP now serves as the Company's principal independent accounting firm. On January 6, 2000, Metropolitan Life Insurance Company ("MLIC") became the beneficial owner of approximately 58% of the outstanding shares of the Company. The replacement of KPMG LLP by Deloitte & Touche LLP as principal independent accounting firm to the Company is intended to allow the Company and MLIC benefit from efficiencies resulting from the use of Deloitte & Touche LLP as principal independent accounting firm to both the Company and MLIC.

     The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 1999 and 1998 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to change accounting firms was approved by the Company's Audit Committee, which authorized the Company's management to negotiate the engagement of Deloitte & Touche LLP to perform the examination of the Company's financial statements for fiscal year 2000.

     In connection with the audits of the two fiscal years ended December 31, 1999, and the subsequent interim period through March 30, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement.

     Deloitte & Touche LLP was the Company's independent auditing firm for the fiscal year ended December 31, 2000, and the Company expects to select this firm again for the year ending December 31, 2001. A representative of Deloitte & Touche LLP is expected to be present at the 2001 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

                         PRINCIPAL ACCOUNTING FIRM FEES

     The aggregate fees billed to the Company for the fiscal year ending December 31, 2000 by the Company's principal accounting firm, Deloitte & Touche LLP and its affiliates (collectively "Deloitte") are as follows:

Audit Fees                                                  $556,337
Financial Information Systems Design and Implementation
  Fees                                                             0
All Other Fees                                              $226,000

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Audit Committee hereby reports as follows:

     1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

     2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

     3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with those accountants their independence.

     4. Based on the review and discussion referred to in paragraphs (1) through
(3) above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                              THE AUDIT COMMITTEE

                           Stuart Greenbaum, Chairman
                                 J. Cliff Eason
                             William A. Peck, M.D.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals submitted under the process prescribed by the Securities and Exchange Commission (in Rule 14a-8 of the Securities Exchange
Act) for presentation at the 2002 Annual Meeting must be received by the Company at its principal executive offices by December 7, 2001 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for director, under the Company's Restated Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' notice of the meeting, or prior public disclosure of the date of the meeting, then the Shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in the Company's Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                   EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                   REINSURANCE GROUP OF AMERICA, INCORPORATED

I. AUTHORITY

     Primary responsibility for the Company's financial reporting and internal operating controls is vested in senior operating management as overseen by the Board of Directors (the "Board"). The Audit Committee (Committee) is a standing committee of the Board established to assist it in fulfilling its statutory and fiduciary responsibilities.

     The Audit Committee shall have unrestricted access to Company personnel, documents, and independent public accountants and shall be given the resources necessary to discharge its responsibilities. The independent public accountants are ultimately accountable to the Board and the Audit Committee. The Audit Committee shall meet on a regular basis and call special meetings, as required.

II. ORGANIZATION AND STRUCTURE

     The Audit Committee shall fulfill its oversight responsibilities without unnecessary or inappropriate intervention with the prerogatives of corporate management. To carry out its responsibility, the Audit Committee shall:

     A. Operate pursuant to a written charter, approved by the Board. This Charter shall be annually reviewed, and changes, if any, recommended and approved by the Board. Once every three years, a copy of the charter shall be included as an appendix to the Company's proxy statement.

     B. Consist of at least three independent Directors appointed by the Board, each of whom shall be "independent" (as defined by the New York Stock Exchange Rules) and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. All Committee members shall be financially literate, or attain such status within a reasonable period after appointment, with at least one member having accounting or financial management expertise. The Committee shall designate one of the members as Chairman. A majority of the members shall constitute a quorum for the conduct of business.

     C. Meet on a regular basis (at least 3-4 meetings per year). The Committee shall keep minutes to document Committee activities and the Committee shall report its activities to the full Board at the Board meeting following a Committee meeting.

     D. Meet regularly with and have unrestricted access to the Company president, chief financial officer, general legal counsel, internal auditor, valuation actuary, and independent public accountants.

     E. Stagger replacement of members so that members are replaced in different years.

III. RESPONSIBILITIES

     A. FINANCIAL REPORTING

     The responsibility of the Audit Committee in the area of financial reporting is to provide reasonable assurance that financial disclosures made by management fairly present the Company's financial condition, results of operations, and plans and long-term commitments. To accomplish this, the Audit Committee shall:

     1. Oversee the external audit function, including:

      - selection, evaluation, and where appropriate, replacement of the independent public accountants;

      - annually obtaining from the independent public accountants a written statement delineating all relationships between the accountants and the Company, and reviewing any matters that might reasonably be expected to impact their objectivity and independence, and recommending that the board take appropriate action in response to the independent public accountants' report to satisfy itself of their independence;

      - beginning in 2001, annually prepare a report for inclusion in the Company's proxy statement addressing whether the Audit Committee received disclosure from and discussed with the independent public accountants matters required by Standard No. 1 of the Independence Standards Board;

      - review and approval of audit plans and fees;

      - monitoring of audit results; and

      - review of non-audit services.

     2. Request information on the results of the most recent peer review of external auditors and the nature of any needed corrective measures.

     3. Review and discuss with the independent public accountants significant accounting policies and policy decisions, including the matters discussed by Statement on Auditing Standards No. 61.

     4. Review annual and interim financial statements.

     5. Review audit reports, management letters, insurance department examination reports, and the recommendations therein for improvements in accounting practices and internal control, and the extent to which such recommendations have been implemented.

     6. Inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had or may have a material impact on the financial statements.

     7. Determine the open years on federal income tax returns and whether there are any significant items that have been or might be disputed by the Internal Revenue Service and inquire about the status of related tax reserves.

     8. Arrange for periodic reports from financial management, and the independent public accountants explaining proposed or adopted changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, Insurance Departments, or other regulatory bodies, that may have an affect on the financial statements.

     9. Review with management the management's discussion and analysis (MD&A) section of the annual report. The Committee shall inquire of the independent public accountants if the other sections of the annual report to stockholders and SEC filings, other than the financial statements, are consistent with the information reflected in the financial statements.

     10. Ask management and the independent public accountants whether there were any significant reporting or operational issues affecting the financial statements that were discussed during the accounting period, and if so, how they were resolved. Specifically discuss with the independent public accountants their judgments about the quality of the Company's financial statements.

     11. Review the nature and resolution of any disagreements between the independent public accountants and management (whether or not resolved to their mutual satisfaction) about matters that could be significant to the financial statements or the auditors' report.

     12. Obtain from management a notification of issues and responses whenever a second opinion is sought from an independent public accountant.

     13. Review with management and the independent public accountants the substance of any significant issues raised by in-house and outside counsel concerning litigation, contingencies, claims, or assessments and understand how such matters are reflected in the Company's financial statements.

     14. Beginning in 2001, prepare an annual disclosure in the Company's proxy statement that the Audit Committee reviewed and discussed the financial statements with management and the independent public accountants and whether they recommended to the Board that the audited financial statements be included in the Form 10-K.

     B. INTERNAL CONTROL

     The responsibility of the Audit Committee in the area of internal control is to provide reasonable assurance that controls are designed to assure that assets are safeguarded and transactions are authorized and properly recorded. Such controls permit the preparation of sound financial reports and help fulfill the responsibility for stewardship of corporate assets. To accomplish this the Audit Committee shall:

     1. Review and approve the internal audit charter that explains the functional and organization framework for providing services to management and to the Audit Committee including the purpose, responsibility, authority, and reporting relationships of the Internal Auditing function.

     2. Review plans and budgets to determine that internal audit objectives and goals, staffing plans, financial budgets, and audit schedules provide for adequate support of the Audit Committee's goals and objectives.

     3. Require the internal auditor to report in writing annually on the scope of reviews of corporate governance and any significant findings.

     4. Provide for periodic quality assurance reviews to ensure that the internal auditing function is operating in accordance with the Standards for the Professional Practice of Internal Auditing.

     5. Review different aspects of the Company on a planned basis to ensure a general understanding of the operations and functional areas of the organization.

     6. Determine the extent to which the planned audit scope of Internal Auditing and the independent public accountant can be relied on to detect fraud or weaknesses in internal controls, and review management's plans to monitor compliance with these internal controls.

     7. Discuss with the internal auditor and the independent public accountant the review of the Company's electronic data processing procedures and controls, including disaster recovery planning and inquire about specific security programs to protect against computer fraud or misuse both within and outside the Company.

     8. Meet privately with and have unrestricted access to the internal auditor and the independent public accountants.

     C. CORPORATE GOVERNANCE

     The responsibility of the Audit Committee in the area of corporate governance is to provide reasonable assurance that the corporation is in reasonable compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against employee conflict of interest and fraud. To accomplish this, the Audit Committee shall:

     1. Review corporate policies relating to compliance with laws and regulations, ethics, conflict of interest, and the investigation of misconduct or fraud.

     2. Review in-house policies and procedures for regular review of officers' expenses and perquisites, including use of corporate assets.

     3. Review current and pending litigation or regulatory proceedings bearing on corporate governance in which the corporation is a party.

     4. Review cases of employee conflict of interest, misconduct, or fraud.

                                                                                                       PLEASE MARK  [X]
                                                                                                       YOUR VOTES AS
                                                                                                       INDICATED IN
                                                                                                       THIS EXAMPLE

                                          MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Election of Directors                                                         2. Authorize the sale of equity securities from
                                                                                    time to time to MetLife, Inc. or its affiliates.

   FOR all nominees          WITHHOLD            (INSTRUCTION: to withhold
    listed at right          AUTHORITY           authority to vote for any
   (except as marked   to vote for all nominees  individual nominee, strike a
    to the contrary)       listed at right       line through the nominee's name
                                                 on the list below.)
                                                                                               FOR     AGAINST     ABSTAIN
       [ ]                      [ ]               William A. Peck, M.D., William P. Stiritz,   [ ]       [ ]         [ ]
                                                  A. Greig Woodring


                                                                          The undersigned hereby acknowledges receipt of the
                                                                          Notice of the 2001 Annual Meeting of Stockholders and
                                                                          the accompanying Proxy Statement.

                                                                          This proxy will be voted as specified. If no specification is made, the proxy will be voted FOR Items 1 and 2.

                                                                          Dated this          day of                          , 2001
                                                                                                     -------------------------


                                                                          ----------------------------------------------------------
                                                                                                  Signature

                                                                          ----------------------------------------------------------
                                                                                         (Signature if held jointly)

                                                                          If Stock is owned in joint names, both owners must
          Please sign as registered and return promptly to:               sign. If address at left is incorrect, please write in the
     Reinsurance Group of America, Incorporated, Midtown Station,         correct information.
                    PO Box 870, New York, NY 10130

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                                                                   APRIL 8, 2001

Dear Shareholder:

         We invite you to attend the 2001 Annual Meeting of Stockholders of Reinsurance Group of America, Incorporated, to be held on May 23, 2001 in the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri at 2:00 p.m.

         It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned does hereby appoint Jack B. Lay and James E Sherman, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 23, 2001, commencing at 2:00 p.m., St. Louis time, at the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

         PLEASE COMPLETE, SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY



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